Exhibit 10.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to Amended and Restated Employment Agreement (this “Amendment”), dated May 24, 2022 (the “Effective Date”), is entered into by and among Cohen & Company, LLC (formerly IFMI, LLC), a Delaware limited liability company (the “Company”), Cohen & Company Inc. (formerly Institutional Financial Markets, Inc.), a Maryland corporation (the “Parent”), the Parent, Daniel G. Cohen (the “Executive”), J.V.B. Financial Group Holdings, LP (formerly C&Co/PrinceRidge Holdings LP), a Delaware limited partnership (“PrinceRidge”), and C&Co/PrinceRidge Partners LLC, a Delaware limited liability company (“PrinceRidge Partners”). Each of the Company, the Parent, the Executive, PrinceRidge and PrinceRidge Partners may be referred to herein as a “Party,” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Executive and the remaining Parties are parties to the Amended and Restated Employment Agreement, dated May 9, 2013 (as amended from time to time, the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement subject to the terms and conditions of this Amendment to, among other things, reflect certain changes in the Executive’s titles and duties and to remove from the Employment Agreement certain allocations to which the Executive will no longer be receiving as a result in such changes in titles and duties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                  Amendment to Recitals. Effective as of the Effective Date, the fourth WHEREAS clause in the Recitals of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“WHEREAS, effective as of the Effective Date (as defined in Section 1) and on the terms set forth below, (i) the Parent wishes the Executive to serve as its Executive Chairman, and (ii) the Company wishes that the Executive serve as its Executive Chairman;”

2.                  Amendment to Section 2. Effective as of the Effective Date, Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“2.   Duties. During the Term, the Executive shall serve as Executive Chairman of the Board of Directors of the Parent (the “Board of Directors”), and as Executive Chairman of the Board of Managers of the Company (the “Board of Managers”). The Executive shall faithfully perform for the Parent and the Company the duties customarily attendant to Executive’s position of said offices. Executive shall be required to perform such other duties of an executive, managerial or administrative nature related to the Parent and the Company reasonably specified and reasonably designated from time to time by the Board of Directors and/or the Board of Managers, respectively, provided that Executive consents to such other duties (such consent not to be unreasonably withheld or delayed).”

3.                  Amendment to Section 3.1. Effective as of the Effective Date, the first sentence in Section 3.1 of the Employment Agreement is hereby deleted and replaced with the following language:

“Commencing on the Effective Date, the Company shall pay the Executive a guaranteed payment at the rate of Six Hundred Thirty Thousand Dollars ($630,000.00) per annum (the “Guaranteed Payment”), payable in equal monthly installments. The Compensation Committee of the Board of Directors may provide for such increases to the Guaranteed Payment as it may, in its discretion, deem appropriate.”

4.                  Amendment to Section 3.2. Effective as of the Effective Date, Section 3.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“3.2.   Reserved.”

5.                  Amendment to Section 3.9. Effective as of the Effective Date, Section 3.9 of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“3.9   Priority Allocations of the Company’s Profits, Income and Gain In Respect of Supplemental Allocations. Notwithstanding anything in the LLC Agreement to the contrary and prior to the allocation to any Member (including the Executive in his capacity as a Member) of any Profits, Losses and/or, otherwise, any income (gross or net), gain, loss and/or deduction of the Company for any Fiscal Year of the Company under the LLC Agreement (as defined below) and/or applicable law: (a) the Executive shall be specially allocated, and the Company shall specially allocate to the Executive, an amount of the Company’s gross income and/or gain for such Fiscal Year (the “Company Income”) equal to the sum of the Executive’s Supplemental Allocation(s) (if any) for such Fiscal Year and any Unallocated Amount for such Fiscal Year (such sum, the “Special Allocation Amount” for such Fiscal Year); and (b) if the Special Allocation Amount for such Fiscal Year exceeds the Company Income for such Fiscal Year, then any such excess shall constitute the “Unallocated Amount” for the immediately succeeding Fiscal Year (including for purposes of this Section 3.9) and (y) any and all payments made to the Executive in respect of any such Special Allocation Amounts for which such special allocations are made shall be treated and reported as distributions to such Member in his capacity as a Member under Section 731 of the Code (and, if and to the extent applicable, as a distribution described in Treasury Regulations Section 1.731-1(a)(1)(ii)). Notwithstanding anything in the LLC Agreement to the contrary, for purposes of the LLC Agreement (x) the Company’s Profits, Losses and/or, otherwise, any income (gross or net), gain, loss and/or deduction of the Company for any Fiscal Year of the Company allocable (or to be allocated) to the Members (including the Executive in his capacity as a Member) pursuant to the LLC Agreement (and/or applicable law) for such Fiscal Year shall be computed without regard to any of the Company Income so specially allocated to the Executive pursuant to this Section 3.9.  All capitalized terms referred to in this Section 3.9 shall have the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Cohen Brothers, LLC, dated as of December 16, 2009, as amended (the “LLC Agreement”).  With regard to any Supplemental Allocations (or portion thereof) (and, in either case, any corresponding payment in respect thereof), this Section 3.9 shall not apply to any such allocation (or portion thereof) and/or corresponding payment if and to the extent that the Company shall have determined (in its sole discretion, although in consultation with its tax advisor(s)) that such allocation (or portion thereof) and/or corresponding payment should be treated and reported as a 707(c) Payment for United States federal, state and/or local income tax purposes and, instead, such allocation (or portion thereof) and/or corresponding payment shall be treated and reported as a 707(c) Payment for United States federal, state and/or local income tax purposes.”

6.                  Amendment to Section 4. Effective as of the Effective Date, Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“4.   Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the services arrangement hereunder upon notice in writing to the Executive. Upon termination of the services arrangement hereunder due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Guaranteed Payment and other benefits (including any allocations under Section 3.3 for any period completed before termination of this Agreement and the services arrangement hereunder (the “Prior Period Allocations”)) earned and accrued under this Agreement, but not yet paid, prior to the date of termination (and reimbursement under this Agreement for expenses actually incurred prior to the termination of this Agreement and the services arrangement hereunder); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive a single-sum payment equal to the Guaranteed Payments that would have been paid to him for the remainder of the year in which the termination occurs; (iii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive a single-sum payment equal to (x) any Supplemental Allocations for the period in which the termination occurs to which the Executive would have been entitled if a termination had not occurred in such period, multiplied by (y) a fraction (1) the numerator of which is the number of days in such period preceding the termination and (2) the denominator of which is the total number of days in such period, (iv) all outstanding unvested equity based awards (including, without limitation, stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, subject to the terms of such awards, and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 7.15(b) below or as otherwise provided in Section 5.5 below, (x) the cash amounts payable pursuant to clauses (i) and (ii) above shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 60 days following the date of his termination of the services arrangement hereunder on account of death or disability, and (y) the cash amounts payable pursuant to clause (iii) above shall be paid at such time when the Supplemental Allocation would otherwise be scheduled to be paid but for such termination under this Agreement. Other than the Prior Period Allocations (to which Section 3.9 shall apply), all payments under this Section 4 shall be treated and reported for United States federal income tax purposes as 707(c) Payments made by the Company to Executive (unless the Company, in consultation with its tax advisor(s), has otherwise determined, in which case such payments shall be treated and reported as so otherwise determined).”

7.                  Amendment to Section 5.2(a). Effective as of the Effective Date, Section 5.2(a)(i) and Section 5.2(a)(ii) of the Employment Agreement are hereby deleted in their entirety and replaced with the following language:

“(i)      the material reduction of the Executive’s title, authority, duties or responsibilities, including, without limitation, the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Parent, the Company or their subsidiaries (including his role as a member of the Board of Directors and/or Board of Managers);

(ii)       a reduction in the annual Guaranteed Payment of the Executive below the amount set forth in Section 3.1 of this Agreement;”

8.                  Amendment to Section 5.2(b). Effective as of the Effective Date, Section 5.2(b)(iv) of the Employment Agreement and the paragraph immediately following such Section 5.2(b)(iv) are hereby deleted in their entirety and replaced with the following language:

“(i) the material reduction of the Executive’s title, authority, duties or responsibilities, including, without limitation, the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Parent, the Company or their subsidiaries (including his role as a member of the Board of Directors and/or Board of Managers);”

“(iv)   the Executive shall receive a single-sum payment equal to any Supplemental Allocation(s) for the period in which the termination occurs to which the Executive would have been entitled if a termination had not occurred in such period, multiplied by a fraction (x) the numerator of which is the number of days in such period preceding the termination and (y) the denominator of which is the total number of days in such period.

Unless the payment is required to be delayed pursuant to Section 7.15(b) below or as otherwise provided in Section 5.5 below, (x) the cash amounts payable to the Executive under this Section 5.2(b)(i) and (ii) shall be paid to the Executive within 60 days following the date of his termination his services arrangement with the Company hereunder pursuant to this Section 5.2(b), and (y) the cash amounts payable pursuant to this Section 5.2(b)(iv) shall be paid at such time when the Supplemental Allocation would otherwise be scheduled to be paid but for such termination under this Agreement. In the event that the 60 day period following the date of termination spans two calendar years, the amounts payable to the Executive under this Section 5.2(b) shall be paid in the latter calendar year.”

9.                  Amendment to Section 6.1. Effective as of the Effective Date, Section 6.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“6.1   Confidentiality. The Executive acknowledges that (i) the primary business of the Company is currently its capital markets business (sales and trading of securities as well as investment banking), its asset management business (managing assets through listed and private companies, funds, managed accounts and collateralized debt obligations), and its principal investing business (investments in the investment vehicles, primarily those that the Company manages), and that the Company may engage in additional or different areas of business during Executive’s services arrangement with the Company hereunder (all of which are collectively referred to as the “Business”); (ii) the Company is one of a limited number of persons who have such a business; (iii) the Business is, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s services arrangement with the Company and its Affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Business and the business of any of its Affiliates and to the Company and any of its Affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its Affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company unless (i) the disclosure is done with the Company’s or such Affiliate’s, as applicable, express written consent, (ii) the Confidential Company Information is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (iii) the disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) the disclosure is made to officers or directors of the Company or its Affiliates (and/or the officers and directors of such Affiliates), and to auditors, counsel, and other professional advisors to the Company or its Affiliates, or (v) the disclosure is made by a court or arbitrator in connection with any litigation or dispute between the Company and the Executive.

(a)       Nothing in this Agreement shall restrict or otherwise interfere with: (1) Executive's obligation to testify truthfully in any forum; (2) Executive's right to disclose the details of or information relating to sexual assault, harassment (including but not limited to sexual harassment), discrimination, retaliation, failure to accommodate, criminal conduct, or conduct of any kind that Executive believes may be unlawful; (3) Executive's right and/or obligation to contact, cooperate with, provide information in confidence to—or testify or otherwise participate in any action, investigation, or proceeding of—any government agency, commission, or entity, including but not limited to the Equal Employment Opportunity Commission or the Securities and Exchange Commission; (4) Executive's right to request and receive confidential legal advice; or (5) Executive's right and/or obligation to disclose any information or produce any documents as is required by law or legal process.

(b)       In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that (i) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding and (ii) if the Executive files a lawsuit for retaliation by the Company or its Affiliates for reporting a suspected violation of law, the Executive may disclose the Company’s and its Affiliates’ trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(c)       Unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the Executive shall as promptly as reasonably practicable supply the Company with a copy of any legal process delivered to the Executive requesting Confidential Company Information. Prior to any disclosure of Confidential Company Information, unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the Executive shall notify the Company and shall cooperate and not object to the Company seeking an order protecting the confidentiality of such information. This notification requirement does not apply to requests or demands from government officials or investigators, if and only if such government officials or investigators affirmatively instruct Executive that Executive is not to inform the Company or Affiliates of the request or demand for information.

(d)       Nothing contained in this Agreement is intended to or does waive, or authorize waiver or disclosure of any attorney-client, work product, or other legal privilege belonging to the Company or any Affiliate. Executive may not disclose any such privileged information without written permission from the General Counsel of the Company or a court order. In the event of any conflict between this Section 6.2(d) and any other section of this Agreement, this Section 6.2(d) shall govern.”

10.              Amendment to Section 7.3. Effective as of the Effective Date, the first sentence of Section 7.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

“Any controversy or claim arising out of or relating to this Agreement, the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its Affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.3) and/or your services arrangement hereunder with the Company in general that are not resolved by the Executive and the Company (or its Affiliates, where applicable), except for any controversy or claim of sexual assault or sexual harassment, shall be submitted to arbitration in New York, New York in accordance with the law of the State of New York and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association or, if applicable, in accordance with the rules and procedures of the Financial Industry Regulatory Authority.”

11.              No Other Changes. Except as expressly amended by this Amendment, all of the terms and conditions of the Employment Agreement shall continue in full force and effect and shall be unaffected by this Amendment.

12.              Amendment. This Amendment may not be amended or modified except by a written agreement executed by each Party hereto.

13.              Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by the Laws of the State of New York.

14.              Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

15.              Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

16.              Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Amended and Restated Employment Agreement as of the date first written above.

COHEN & COMPANY INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

COHEN & COMPANY, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

J.V.B. Financial Group Holdings, LP

By:	/s/ Douglas Listman
Name:	Douglas Listman
Title:	Chief Financial Officer

C&CO/PRINCERIDGE PARTNERS LLC

By:	/s/ Douglas Listman
Name:	Douglas Listman
Title:	Chief Financial Officer

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen